Exhibit 99.1

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                             BLUE RHINO CORPORATION
                 Third Quarter Earnings Release Conference Call
                             Leader, Mark Castaneda
                                   ID #437803
                                    05/27/03

                      Date of Transcription: May 27, 2003

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 2

Operator:                           Good morning. My name is Tamika and I will
                                    be your conference facilitator. At this time
                                    I would like to welcome everyone to the Blue
                                    Rhino Third Quarter Earnings Release
                                    Conference Call. All lines have been placed on mute to prevent any background noise.

                                    After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you. Mr. Castaneda, you may begin your conference.

Mr. Castaneda:                      Thank you, Tamika. And good morning everyone
                                    and thank you for joining us to discuss Blue
                                    Rhino's third quarter results. By now
                                    everyone should have access to our press release which was issued this morning. If anyone needs a copy, it's available at our website at bluerhino.com.

                                    This release contains certain
                                    forward-looking statements including the company's operations, economic performance and financial conditions. The statements are based on current expectations and beliefs and information currently available to Blue Rhino's management. Such statements are inherently uncertain and should be viewed with caution. Blue Rhino's business is subject to numerous risks and uncertainties including our customers are not exclusive and can terminate our relationships, we rely on a limited number of distributors, our ability to place cylinder exchanges at additional retail locations, our ability to integrate and complete acquisitions, our ability to mitigate the effects of volatile propane commodity prices, and our ability to launch new products and services successfully, and the effect of new safety guidelines and consumer demand. These and other risks and uncertainties are detailed in our most recent annual report on Form 10-K and other filings with the SEC. Actual results could differ materially from those expressed by any of these forward-looking statements due to a number of factors.

                                    Online today from management are Billy Prim, our Chairman and Chief Executive Officer, and myself, Mark Castaneda, the company's Chief Financial Officer. At this point I would like to turn the call over to Billy.

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 3

Mr. Prim:                           Thank you, Mark. I would also like to
                                    welcome everyone to our third quarter
                                    conference call. I would like to start out by congratulating or distributor partners, our retail partners, and my fellow Rhinos for another outstanding job this quarter. As an agenda, I'm going to give a quick overview of some of the highlights, and then
                                    I'll turn it back to Mark for a real
                                    detailed look at the financials, and then
                                    I'll have some closing remarks.

                                    As for the highlights, it was a really solid quarter, and this happened at a time when consumer spending is soft, and spring weather has been slow in coming to many parts of the country. But in spite of that, consumer exchange revenues are up 33%, and same store sales transactions are up 23%, both really good numbers and the very highest of trends. We successfully started our SkeeterVac program. We successfully rolled it out in all Sam's stores and that is going well. And if you look at the nine months, you can see the trends. Revenue and earnings are both up by a substantial amount, and that's really solid. So that's the overview. I'm going to turn it over to Mark for the details, and then I'll come back with some other remarks.

Mr. Castaneda:                      Thank you, Billy. First, I would like to
                                    congratulate as well the employees and
                                    distributors for the continued efforts and focus in executing our strategies, which resulted again in record results. I'm going to start with the highlights of the income statement for the quarter, which includes revenues at the high end of our forecasted range, resulting in earnings in excess of our guidance range. The quarter did include some non-operating items that positively impacted the diluted earnings per share in the quarter by about eight cents, resulting in earnings almost double from a year ago to 22 cents from 12 cents. These items were a
                                    2.5 million dollar litigation settlement, which was partially offset by a non-cash
                                    931,000 dollar charge for unamortized debt discount related to a 5.0 million dollar prepayment for a 13% subordinated debt.
                                    Excluding these items, earnings increased
                                    17% on a 2% increase in revenue.

                                    Revenues for the quarter totaled 59.9
                                    million made up of cylinder exchange revenue increases of 33% to 36.3 million dollars, and the expected decrease in product revenues of 26% to 23.6 million dollars. Cylinder exchange revenues increases were driven by strong same store unit increases, as Billy mentioned, again

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 4

                                    illustrating our success of converting
                                    consumers to exchange. We have increased revenues from our cylinder exchange segment year over year every quarter in the past five years. Our product segment revenues decreased from the prior year due to a major customer having accelerated their buying in 2Q of this year. Gross margins for Q3 improved 300 basis points at 21.4% from 18.4% due to several factors. First, the high percentage of the higher margin cylinder exchange revenues compared to the prior year, as well as margin improvement on both cylinder exchange and the product segments. Cylinder exchange margins improved 80 basis points in an environment of high propane commodity prices, illustrating the impact of our hedging programs. Margins improved primarily due to the decreased cost of valves and cylinders. The R4 technical center operations are consolidated into our cost of sales, and were previously reported as a loss on investee, and as expected were about breakeven for this quarter.

                                    We did manage our SG&A expenses in line with our estimates of 6.3 to 6.7 million dollars that we previously provided. The increase in interest expense was related to the 931,000 dollar non-cash charge for early payment on the subordinated debt. Our other income included the 2.5 million dollars of the litigation settlement.

                                    Net dividends have been eliminated in
                                    comparing the prior year as we converted our preferred stock into common stock in the first quarter of this year.

                                    The first nine months of the fiscal year have proved to be very solid results, including a 29% top line growth, equating to an almost three-fold EPS improvement, excluding the non-operating items, which again contributed eight cents in earnings per share.

                                    As you all know, this is a seasonal business with a majority of our earnings occurring in the upcoming quarters. We expect about a 50% increase in revenues, resulting in a five-fold improvement in EPS from our April quarter.

                                    Bringing you the balance sheet, I am very pleased to report our continued improvement on our receivables management as we again reduced our days' sales outstanding, or DSO, that improved by two days to 30 days compared to the prior quarter, which is primarily a result of focused effort on our collection process. The

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 5

                                    primary changes in our balance sheet relate to an increase in inventory of about 7.5 million, an increase of cylinders of almost
                                    6.0 million, an increase of debt of about 12 million. Because of the seasonality we experienced a significant increase in demand in the fourth quarter. And for the first time have instituted a seasonal inventory program to insure we have sufficient materials to supply that demand. Inventory increased 7.5 million from Q2 as comprised of a 5.0 million increase in valves and cylinders, a 1.5 million dollar increase in product, and a million dollar increase in the distributor inventory. A significant portion of our inventory is imported and has longer lead time. However, we are able to purchase it at lower prices which improves our margin as demonstrated this quarter. We do not believe obsolescence is a risk with our cylinder exchange inventory due to the recurring nature of our revenue on cylinder exchange, and no real changes in the product's design over many years.

                                    We paid down our 5.0 million dollars of
                                    subordinated debt, and expect to pay the remaining 10 million dollars by the end of the fiscal year. We will incur an additional non-cash charge of approximately 1.7 million dollars related to the unamortized debt discount and debt issuance costs.

                                    As a result of our Q3 results and continued positive outlook, we confirm our guidance for the fiscal year. And with that, I'd like to turn it over to Billy.

Mr. Prim:                           Okay. Thank you, Mark. As you can see, our
                                    trends are headed in a very positive
                                    direction. Same store sales are very
                                    positive. Margins are continuing to
                                    increase. Our hedging program is working, keeping margins at 25+% even in spite of record propane prices. Our distributor integration program is on track, and we're starting to realize the efficiencies that it can produce. And with all that said, we still have a lot of room for growth in this category. If you will remember, the Barbecue
                                    Industry Association in their last survey estimated that cylinder exchange was only
                                    30% of the total refill market. And we
                                    believe we can really capitalize that, and that is driving - it is one of the growth drivers in this business.

                                    Another growth driver are the new products that are coming out like SkeeterVac. These are increasing in demand, and we think that will continue to increase demand for cylinder exchange. Also,

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 6

                                    as people continue to spend more time at home, they continue to invest in their backyard, and then invest in it by purchasing propane appliances like grills, patio heaters, and mosquito elimination devices. All these are positive trends for our cylinder exchange business and our products business.

                                    The OPD regulation continues to impact our sales. The National Propane Gas Association says that there are still 19 states that have not adopted this new law. As those states adopt this law over the next few months and year, we will continue to see an increase in the number of upgrades and first time trials of people trying cylinder exchange.

                                    We are ready for the summer season. In fact, we have three times the number of cylinders and valves in the inventory than we've ever had ready to service our customers. We're in a great position, and we will continue to execute our strategies. Those strategies are we will capitalize on the continuing growth of cylinder exchange in the overall propane market by utilizing our retail relationships to cross merchandise cylinder exchange with our complementary propane fuel appliances. And we will leverage our infrastructure that we believe is one of the most advanced and efficient store delivery systems in the world today.

                                    We will reaffirm our guidance for Q4, which is 70 to 72 cents for Q4 before one-time items. And for fiscal '03, which is 96 to 98 cents before one-time items and taxes. We'll close by saying we do believe our plan is on track, and we believe this plan of long-term earnings growth will translate into value for our shareholders. With that, I'll open it up for questions.

Operator:                           At this time I would like to remind
                                    everyone, if you would like to ask a
                                    question, press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. We'll still pausing to continue the Q&A roster.
                                    Your first question comes from Mike
                                    Armstrong with Sphinx Equity.

Mr. Armstrong:                      Good morning, guys. Nice quarter. I guess
                                    just a couple of quick ones. The recent
                                    lawsuit, I just wonder if you could comment on that. I realize it's very recent, just your reaction to it and any sort of calendar if we have one yet with a potential calendar.

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 7

Mr. Prim:                           Yes, Mike. We don't have any calendar or
                                    anything. I'd just briefly comment that this group of attorneys are well known for filing these type suits. We do have a policy that's based on openness and integrity. And this is an unbending ethical standard that we believe will continue to serve our company well. We have reviewed the suit with our attorneys and believe it to be without merit. And the company intends to vigorously defend itself against these allegations.
                                    That's pretty much what we know today.

Mr. Armstrong:                      Great, great. And then a couple of quick
                                    ones for Mark I think. Given the increase in propane prices, can you give an indication of the average increase in cylinder exchange price?

Mr. Castaneda:                      Our change in prices to customers?

Mr. Armstrong:                      Yes, exactly.

Mr. Castaneda:                      Actually we sell most of our customers on a
                                    fixed basis. So by selling at the beginning of the year to a Home Depot or Wal-Mart or major customer on a fixed basis, we actually have not increased our prices.

Mr. Armstrong:                      Okay.

Mr. Castaneda:                      As you remember, we do hedge that. We lock
                                    in our margins.

Mr. Armstrong:                      All right. Okay. And then lastly, what do we
                                    estimate shares at for the end of the fiscal year?

Mr. Castaneda:                      Around the 20 million.

Mr. Armstrong:                      Okay. Great. Thank you very much.

Mr. Castaneda:                      Thanks.

Operator:                           Your next question comes from Jenny Hubbard
                                    with Avondale Partners.

Ms. Hubbard:                        Good morning.

Mr. Prim:                           Good morning.

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 8

Ms. Hubbard:                        I wanted to focus a little bit on your
                                    outlook for Q4, and would like to see if you could give me a breakdown of what you expect revenues from cylinder exchange and propane products to be.

Mr. Prim:                           Mark is trying to find the breakdown, Jenny,
                                    as we speak.

Ms. Hubbard:                        Okay. Great. I'll go on while he's looking
                                    for that. Also, in the press release you mentioned that SG&A expense was up a little bit for Q3 due in part to integrating the distributors, but also to new product development. And I was wondering if you could elaborate as to what kind of new products you're looking at?

Mr. Prim:                           Sure, sure. I think the most exciting
                                    product that we're spending some money on is our new mosquito elimination devices. We'll introduce new models next year. We'll introduce three to four new models, and we think that's exciting for this emerging category, and are really excited about that.
                                    It's way too soon to put much more specifics on that, but we are investing in R&D in that category which we believe could be a really nice category for us.

Ms. Hubbard:                        And given the proliferation of these kinds
                                    of mosquito combatant devices, could you comment a little bit on whether or not you're finding that the other products are using your propane cylinder exchange business.

Mr. Prim:                           We can't. Since we have a pretty large
                                    market share at many of these major
                                    retailers where you would purchase these appliances, we are seeing that we are selling more cylinders. In fact, all of these appliances or most of them that we've seen on the market do not come with an empty cylinder. In our numbers we have noticed a 2% increase in the number of sales transactions. That's where people just buy a full cylinder. And I credit some of that to the new mosquito elimination devices.

Ms. Hubbard:                        Okay. Also on hedging, I know you're pretty
                                    well set for this year, but am I correct in that you wouldn't set the prices - or you wouldn't lock in your prices for next year or fiscal '04 until early October of this year.

Mr. Prim:                           Yes, that's right. Jenny, our strategy is
                                    try to stay out with retailers about a year.
                                    Because of the war and some of the things that's happened in the marketplace, our team and our retailers have

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 9

                                    agreed that some time late in the summer is really when that decision is going to be made. We're not out to speculate on what the right time to buy propane is, and we're not speculating on propane. All we want to do is work with our retail partners to lock in our 25%+ margin, and we feel confident we'll be able to do so.

Ms. Hubbard:                        Okay. So propane prices look like they're
                                    going to be up. Do you think you can pass that through to the retailer?

Mr. Prim:                           Yes.

Ms. Hubbard:                        Okay. And then finally, and then I'll get
                                    back to Mark on Q4, the targeted debt levels and inventory at the end of Q4. Could you comment on that a little bit?

Mr. Prim:                           First back to the other question. About 75%
                                    of revenues would be from cylinder exchange, and about 25 from products. So it's a mix.

Ms. Hubbard:                        Okay.

Mr. Prim:                           Debt we expect to bring down by the end of
                                    the year between 10 and 15 million dollars from where the levels are today.

Ms. Hubbard:                        Okay.

Mr. Prim:                           And on inventory, we expect about a 10 to 15
                                    million dollar reduction in inventory for the next quarter.

Ms. Hubbard:                        Okay. And just real quick on the cylinder
                                    exchange revenue, can you comment - do you expect to see a continued decline in price per unit offset by an increase in volumes?

Mr. Castaneda:                      Price per unit, especially compared to last
                                    quarter, last quarter had a higher mix. And
                                    Q2 always has a high mix of sales
                                    transactions.

Ms. Hubbard:                        Yes.

Mr. Castaneda:                      So that's why there's a high price per unit.

Ms. Hubbard:                        Right. But for quarter over quarter, would
                                    you expect the price per unit to be down?

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 10

Mr. Castaneda:                      For this year - from last year versus this
                                    year, actually the price per unit is
                                    actually up when you take out the impact of the lease income from distributors.

Ms. Hubbard:                        Okay.

Mr. Castaneda:                      So it's actually up over last year.

Ms. Hubbard:                        Okay. And what would that be if you take out
                                    the lease income?

Mr. Castaneda:                      If you take out the lease income, it's up
                                    around seven cents, so it's around 15
                                    1/2 this year.

Ms. Hubbard:                        Okay. Great. And then, sorry, one more
                                    question. With the weather for the Memorial
                                    Day weekend at least in the Southeast, here in Nashville it wasn't that nice, and I understand it wasn't in the Northeast either, do you all have any sense of how your sales were coming in over the weekend?

Mr. Prim:                           We feel confident on our numbers and our
                                    trends. I think that most retailers would acknowledge that it was one of the worst
                                    Aprils ever as far as weather patterns are concerned for seasonal goods. In spite of that, you see the demand we experienced, and we continue to see strong demand in the early part of May.

Ms. Hubbard:                        Okay. Thanks very much.

Mr. Prim:                           Thank you.

Operator:                           Your next question comes from Joe Chumbler
                                    with Stephens.

Mr. Chumbler:                       Hey, great quarter, guys.

Mr. Prim:                           Thank you, Joe.

Mr. Chumbler:                       I'm wondering if you're seeing any
                                    opportunities for market share gains from the recent distributor acquisitions?

Mr. Prim:                           We have. I think this is a process of
                                    building confidence with retailers. And one of the things that we've been able to implement with our distributors is a delivery schedule with every one of our

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 11

                                    major customers letting them know when they will get their next delivery. In other words, they'll have visibility of it. We implement this first through our company-owned distributors, then we take that same price set and pass it on to independent distributors. This continues to build relationships that translate into more stores over time, and we feel good about that.

Mr. Chumbler:                       Okay. Let me switch to the SkeeterVac
                                    product. It's my understanding that you
                                    waited maybe a year to come out with your product. There were some competitor products out last year, but you waited to maybe do some further development. In hindsight, does that appear to have been a wise decision?

Mr. Prim:                           Sure. I think that we have an outstanding
                                    product. Consumer reception has been very, very good. Returns have been minimal. So I am very excited of where we are on this product line, and very confident that we'll continue to see positive things out of it in the future.

Mr. Castaneda:                      And, Joe, our philosophy is on the product
                                    side of the business not to rush into things and take large risks. We're going to be very deliberate in our approach on the product side of the business. It's really to reinforce our core cylinder exchange business.

Mr. Chumbler:                       Okay. And then year to date, the sales seem
                                    to be tracking as planned. I think your
                                    guidance was 5.0 to 10 million in SkeeterVac sales.

Mr. Prim:                           It is on plan, yes.

Mr. Chumbler:                       Okay. And then finally, just a numbers
                                    question, Mark, Can you give any kind of EBITDA or free cash flow guidance for fiscal
                                    '03 - the current year?

Mr. Castaneda:                      Sure. The free cash flow - the EBITDA is in
                                    the same range we've given before - the 33 to 35 million, less 5.0 million dollars in interest. And the cap ex we gave out was around 13 million, so the balance would be free cash flow.

Mr. Chumbler:                       All right. Thank you.

Mr. Prim:                           Thank you.

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 12

Operator:                           Your next question comes from Kevin Monroe
                                    from Thomas Weisel Partners.

Mr. Monroe:                         Good morning.

Mr. Prim:                           Good morning.

Mr. Monroe:                         In the press release you referred to using a
                                    full tax rate for fiscal 2004. I know you have a net loss carryforward, but what is kind of - why are you going to the full tax?
                                    Basically, is your '04 guidance going to be based on a fully effective tax rate of 39%?

Mr. Castaneda:                      What we want to do, Kevin, is make sure
                                    there's good comparability from year to
                                    year. And as we transition into an effective tax rate, and that's all driven by GAAP reporting requirements - even though we won't pay cash taxes or we'll pay partially cash taxes for next year, we'll probably have to report on the fully effective tax income basis. And then what we would like to do is to have analysts take a look at this past year so we would have a good comparison.

Mr. Monroe:                         So you're going to have to restate for '03?
                                    You wouldn't restate it, but for an apple to apple comparison with '04, you would have to adjust '03's tax rate also?

Mr. Castaneda:                      The fully effective taxes. That's correct.
                                    Just to show the comparison.

Mr. Monroe:                         Right. Okay. Can you guys quantify any
                                    EBITDA contribution you got from the
                                    distribution acquisition this quarter? I know the initial target was I think between
                                    2.0 to 3.0 million in EBITDA contributions for the fiscal year. And how are you guys progressing there?

Mr. Prim:                           We're very positive about how that whole
                                    integration is progressing. We're starting to realize those efficiencies and they're on track. I don't know that we've tried to break out and quantify, but we do believe that everything is going according to plan, and we believe that it's going very well, in fact, ahead of schedule.

Mr. Monroe:                         So you're still comfortable with the 2.0 to
                                    3.0 million contribution this year?

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 13

Mr. Prim:                           Yes.

Mr. Monroe:                         Okay. Just another question on the balance
                                    sheet. What kind of capacity do you have left on the revolver?

Mr. Castaneda:                      As of today, about 5.0 million dollars. Now
                                    most of the inventory is purchased, so as we sell cylinders and as we sell product, we're just going to start building more and more capacity.

Mr. Monroe:                         Okay. So you have 5.0 million today and you
                                    expect to still pay down the 10.0 million in debt? So basically you should have a positive working capital quarter in the July quarter. Is that what you're implying?

Mr. Castaneda:                      That's correct. It's accelerating versus
                                    prior years, so we've actually had negative working capital in prior years as we did not have any pre-purchase of inventory.

Mr. Monroe:                         Okay. All right. Okay. Thank you.

Mr. Prim:                           Thank you.

Operator:                           Your next question comes from Bill Chappel
                                    with SunTrust/Robinson Humphries.

Mr. Chappel:                        Just a follow-up on the tax issue. Are you
                                    saying - and just for clarification - should we be modeling at 39% tax rate just for our reported estimates for this year? And also with the NOL's, it's not clear to me where do the NOL's stand today and when will they run out?

Mr. Castaneda:                      The NOL's today are at 43 million. That's on
                                    our tax return we recently filed for last fiscal year. So the NOL's we expect to use are a portion for this year and a portion for next year. So they run out in '04 based on current estimates. So '05 will be fully tax effective on a cash basis.

Mr. Prim:                           And what we have said is for reporting
                                    purposes, we would probably pro forma full tax rate next year, Bill. We're not trying to tell analysts how they should do their models.

Mr. Chappel:                        Oh, no, no. That's fine. I just wanted to
                                    see what you were - it's

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BLUE RHINO CORPORATION
ID# 437803                                                               Page 14

                                    still one where the 42 million you expect will last you through all of next year?

Mr. Prim:                           We hope it runs out sooner than that, but
                                    that would be our guidance.

Mr. Castaneda:                      Actually, it's partially in next year, Bill,
                                    is what I said.

Mr. Castle:                         Okay. I think I understand that. The second
                                    thing. Just clarification on the inventory build-up issue. And I guess one of the things I'm still trying to get my arms around is obviously inventory is up 300% year over year, and part of that is the distributors and the additional inventory there. But trying to disconnect of having such a big inventory build-up, but your guidance for kind of next quarter is for cylinder exchange revenue to be up between 10 and say 15%. Where am I missing something on the numbers?

Mr. Prim:                           I think it's the lack of inventory build in
                                    the past that's really bothering you there.
                                    In the past we relied on distributors to turn the cylinders around. And sometimes that led to issues in being able to turn cylinders around, refurbish them, and get them back out in the field fast enough, or the supply chain of getting valves and cylinders quick enough. This year we felt comfortable we're going to have a really strong season. And our major retailers had asked us to stock up on inventory of valves and cylinders so they could feel comfortable in promoting the product. If you noticed TV over the weekend, you saw Lowe's and Home
                                    Depot giving away free propane with the
                                    purchase of a gas grill. That's what gave them the confidence to promote these products. And for us to build this kind of inventory ready to service their stores. And so we feel good about that. And this is the first time we have done that, so it's not a good comparison last year to this year because we didn't build inventory last year.

Mr. Chappel:                        And one final question on SkeeterVac. Can
                                    you give us any revenue number for this
                                    quarter on SkeeterVac? And also, you talked a little bit about - you discussed the rollout in Sam's. Can you give us an update on Wal-Mart and Target.com, and then any other potential distribution opportunities?

Mr. Prim:                           Sam's.com, Wal-Mart.com and Target.com will
                                    together take care



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BLUE RHINO CORPORATION
ID# 437803                                                               Page 15

                                    of most of our inventory for the sales that we predicted this year. So we aren't really soliciting other major customers. The sales for the quarter - Mark, do you know? Do you have a number on that?

Mr. Castaneda:                      Yes. The SkeeterVac sales are about 3.0
                                    million dollars for the quarter, and it's all in April.

Mr. Chappel:                        So your expectation is you'll do 7.0 million
                                    - or I guess 2.0 to 7.0 million in the
                                    fourth quarter based on that?

Mr. Prim:                           That's correct. We feel comfortable.

Mr. Chappel:                        Thank you.

Mr. Prim:                           Yes, sir.

Operator:                           You have a follow-up question from Jenny
                                    Hubbard with Avondale Partners.

Mr. Prim:                           Thank you.

Ms. Hubbard:                        Thank you. My question has been answered.

Mr. Prim:                           All right. Thanks, Jenny.

Operator:                           Ladies and gentlemen, we have reached the
                                    end of the allotted time for question and answers. Gentlemen, are there any closing remarks?

Mr. Prim:                           No. I want to thank you again for the
                                    support, and hope everyone goes out and
                                    lights up the grill with Blue Rhino gas this season. Have a great day.

Operator:                           This concludes today's conference call. You
                                    may now disconnect. [END OF CONFERENCE CALL]